Exhibit 99.1

 Tel-Instrument Electronics Corp. Announces $615,000

International Order for the T-47/M5 Mode 5 Test Set

East Rutherford, NJ – December 13, 2018 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported the receipt of a $615,000 order for the T-47/M5 Mode 5 test set from a major military customer in the Asia-Pacific region. This order will be shipped in the third quarter of our next fiscal year.

Jeff O’Hara, Tel’s President and CEO said, “We are pleased to report the receipt of a $615,000 follow-on order from the Asia-Pacific region for our T-47/M5 integrated dual crypto Mode 5 test set. This brings the cumulative T-47/M5 orders from this customer to over $1 million. This customer had been waiting for AIMS certification before releasing this follow-on order. The T-47/M5 Mode 5 test set has been sold to eight different countries thus far, and we believe this test set will be the test set of choice for many international customers due to its dual crypto capability, and ability to perform detailed Mode 5 platform integration testing. The U.S. Army has begun purchasing these test sets for their Mode 5 platform integration testing. These most recent orders, and other pending contracts, continue to strengthen our position as the world-wide leader for Mode 5 flight-line test equipment. The Company anticipates continued revenue growth and a return to solid profitability starting in the current fiscal quarter.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600